Exhibit 99.1

Press Release July 21, 2014	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics To Acquire Severstal Columbus

Acquisition To Accelerate Future Growth

•                  $1.625 billion acquisition of Severstal Columbus to be funded with available cash and debt

•                  Significantly expands Steel Dynamics’ operating base with 3.4 million tons of hot roll steel production capacity through acquisition of one of the most modern mini-mills in North America

•                  Broadens Steel Dynamics’ product portfolio by adding capabilities serving high margin customers in the OCTG and automotive sectors

•                  Allows Steel Dynamics to build a geographic market position in the Southern U.S. with exposure to growing southern and Mexican industrial manufacturing hubs

•                  Strong fit with an impressive safety-oriented, non-union operating culture

FORT WAYNE, INDIANA, July 21, 2014 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it has entered into a definitive agreement to acquire 100% of Severstal Columbus, LLC (“Columbus”) from OAO Severstal.  Located in northeast Mississippi, Columbus is one of the newest and most technologically advanced mini-mills in North America.  Steel Dynamics will purchase Columbus for $1.625 billion in cash, subject to customary transaction purchase price adjustments.

The acquisition expands Steel Dynamics’ annual steel shipping capacity to 11.0 million tons, representing an approximate 40 percent increase.  The additional exposure to the high-growth OCTG and automotive segments complements Steel Dynamics’ market offerings.  Commissioned in 2007, Columbus is one of the only North American flat roll mills to have 76 inch wide hot roll, 74 inch wide cold roll, and 72 inch wide galvanized sheet capabilities.  These and other production capabilities will broaden Steel Dynamics’ product portfolio with regard to width, gauge and strength and enhance the Company’s position as a leading North American steel producer.

“The acquisition of Columbus represents a significant step in the continuation of our growth strategy,” stated Chief Executive Officer, Mark Millett.  “It leverages our core strengths, and at the same time fulfills our initiatives to further increase value-added product and market diversification.  We enthusiastically look forward to welcoming the Columbus employees and customers into the Steel Dynamics family, and working with them to drive future growth and success.”

“We have been positioning our balance sheet and organizational structure for growth such as this,” continued Millett, “and we believe this acquisition will result in a prudent capital structure that will allow us to again return to our preferred net debt leverage of less than three times trailing EBITDA within a reasonable timeframe.  The expected earnings accretion and increased scale make this transaction a meaningful strategic opportunity for our shareholders and all of our employees.”

The transaction is expected to be immediately accretive to earnings and cash flow per share, and to generate approximately $30 million in pretax earnings synergies per annum.

Overview of Columbus

Columbus is one of North America’s newest mini-mills with an estimated annual hot roll production capacity of 3.4 million tons and 645 employees.  Columbus produces a broad range of high-quality hot-rolled, cold-rolled and galvanized sheet products for customers primarily in the distributor, construction, automotive and pipe and tube markets.  Columbus is strategically located in Mississippi to serve the high-growth markets in the Southern U.S. and Mexico, providing geographic diversification and growth opportunities for Steel Dynamics.

Initial construction for Columbus commenced in October 2005 with plant commissioning in August 2007 and first coil shipment in September 2007.  Between August 2007 and November 2011, a second electric arc furnace, ladle metallurgy furnace, caster, tunnel furnace, hot dip galvanizing line and a heavy gauge push pull pickle line were added.

Transaction Details

The transaction has been approved by the boards of directors of each of Steel Dynamics and OAO Severstal.  The transaction is subject to customary conditions and receipt of regulatory approvals.  Steel Dynamics expects to obtain all necessary regulatory approvals and complete the transaction prior to year end.

The purchase price will be paid in cash and is subject to customary working capital adjustments dependent upon the exact date of closing.  The transaction is supported by a fully committed $1.0 billion bridge facility provided by Goldman Sachs.  Steel Dynamics expects that the permanent financing for the transaction, which will include a combination of available cash on hand and new debt, will allow it to maintain its current credit rating.

Goldman Sachs acted as exclusive financial advisor to Steel Dynamics and Barrett & McNagny LLP acted as legal advisor.

Investor Conference Call and Webcast

On Monday, July 21, 2014, at 9:30 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the Columbus transaction.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://www.steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).  An investor presentation will be posted on the webiste for reference during the conference call.  A replay of the discussion will be available on our website until 11:59 p.m. Eastern Time on July 28, 2014.  A podcast/MP3 file of the event will also be available and can be downloaded from our website.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on current estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 6,800 employees, and manufacturing facilities primarily located throughout the United States (including five existing steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ production capacities, shipments, revenues, material costs, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contacts:

Investors:              Theresa Wagler, Chief Financial Officer—+1.260.969.3515

Media:                   Marlene Owen, Director Investor Relations —+1.260.969.3500